Exhibit 99.A

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota  55102

FOR IMMEDIATE RELEASE

Michael J. Monahan    (651) 293-2809

ECOLAB CLARIFIES FOURTH QUARTER 2005 23% EPS GAIN AND 12%-15% GROWTH PROJECTION FOR 2006; ADDS SEGMENT DATA TO FINANCIALS REFLECTING OPTION EXPENSING

ST. PAUL, Minn., February 14, 2006: Ecolab Inc. commented on reaction to its recent earnings announcement.  It also announced it has expanded the information available on its website, adding operating segment data to the restated financial information reflecting its adoption of SFAS 123(R), the new accounting standard for expensing stock options.

“In looking at the news articles and reports following our fourth quarter earnings release February 10, it appears there has been confusion regarding the impact of adoption of option expensing (SFAS 123(R)) on fourth quarter 2005 results, as well as comparisons to last year and consensus forecasts.  The same issue is also true for our 2006 forecasted range.  We hope this posting assists in a better understanding of those results,” commented Steven L. Fritze, Executive Vice President and Chief Financial Officer of Ecolab Inc.

“When we reported actual fourth quarter and year-end results February 10, they were right in line with our previous statements and forecasts reflecting the early adoption of option expensing.  We reported a 23% gain for the fourth quarter 2005 and a 13% increase for the full year.  Further, we projected 2006 earnings per share would grow 12% to 15% to the $1.38 to $1.42 range.  However, several news articles compared our 2005 results to consensus earnings numbers from data services, which in turn derived their data from a mix of analyst estimates, some of which included option expensing and some of which did not reflect option expensing.  As a result of the inconsistent basis of the numbers comprising the consensus, it appeared we had fallen below fourth quarter 2005 consensus expectations.  This is not the case. Our fourth quarter earnings and 2006 forecasts are in line with consensus when analyst projections are appropriately adjusted for the previously announced early adoption of SFAS 123(R) and the charge for repatriation of foreign earnings under the American Jobs Creation Act.  Further, investors should understand that some analysts have chosen not to restate prior year numbers in their reports to reflect option expensing in prior years, thereby skewing year-over-year comparisons.

“We hope this release, as well as posting the segment data, helps clarify the situation and provides a clearer understanding of our results and prospects.  We have a strong record of superior growth, compounding our earnings growth at double-digits over the past 5 and 10 years periods, and we have a strong outlook for double-digit growth in 2006.”

With 2005 sales of $4.5 billion, Ecolab is the leading global developer and marketer of premium cleaning, sanitizing, pest elimination, maintenance and repair products and services for the hospitality, foodservice, healthcare and industrial markets.

Ecolab shares are traded on the New York Stock Exchange under the symbol ECL.  Ecolab news releases and other investor information are available on the Internet at http://www.ecolab.com.

This news release contains various “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements concerning our 2006 full year financial and business prospects, including earnings per share and accounting for stock options. These statements, which represent Ecolab’s expectations or beliefs concerning various future events, are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such Forward-Looking Statements.

Risks and uncertainties that may affect operating results and business performance include:

•                  the vitality of the foodservice, hospitality, travel, health care and food processing industries;

•                  restraints on pricing flexibility due to competitive factors, customer or vendor consolidations, and existing contractual obligations;

•                  changes in oil or raw material prices or unavailability of adequate and reasonably priced raw materials or substitutes therefor;

•                  the occurrence of capacity constraints or the loss of a key supplier or the inability to obtain or renew supply agreements on favorable terms; the effect of future acquisitions or divestitures or other corporate transactions;

•                  our ability to achieve plans for past acquisitions;

•                  the costs and effects of complying with: (i) laws and regulations relating to the environment and to the manufacture, storage, distribution, efficacy and labeling of our products, and (ii) changes in tax, fiscal, governmental and other regulatory policies;

•                  economic factors such as the worldwide economy, interest rates and currency movements including, in particular, our exposure to foreign currency risk;

•                  the occurrence of (a) litigation or claims, (b) the loss or insolvency of a major customer or distributor, (c) war (including acts of terrorism or hostilities which impact our markets), (d) natural or manmade disasters, or (e) severe weather conditions or public health epidemics affecting the foodservice, hospitality and travel industries;

•                  loss of, or changes in, executive management;

•                  our ability to continue product introductions or reformulations and technological innovations; and

•                  other uncertainties or risks reported from time to time in our reports to the Securities and Exchange Commission.

In addition, we note that our stock price can be affected by fluctuations in quarterly earnings.  There can be no assurances that our earnings levels will meet investors’ expectations.  We undertake no duty to update our Forward-Looking Statements.

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